 As filed with the Securities and Exchange Commission on January 12, 2001

                                                Registration No. 333-51756
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                            CHARLES & COLVARD, LTD.
            (Exact name of registrant as specified in its charter)

         North Carolina                         3915                         56-0308470
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 Incorporation or organization)       Classification Code No.)           Identification No.)

                       3800 Gateway Boulevard, Suite 310
                            Morrisville, N.C. 27560
                                (919) 468-0399
  (Address and telephone number of Registrant's principal executive offices)
                                --------------
                             Mr. Robert S. Thomas
                                 President and
                            Chief Executive Officer
                            Charles & Colvard, Ltd.
                       3800 Gateway Boulevard, Suite 310
                            Morrisville, N.C. 27560
                                (919) 468-0399
           (Name, address and telephone number of agent for service)
                                --------------
                                  Copies To:
                            Cyrus M. Johnson, Esq.
                           Kenneth N. Shelton, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                          3300 One First Union Center
                           301 South College Street
                        Charlotte, North Carolina 28202
                                (704) 331-4900
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or investment plans, please check the following box: [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the box and list the Securities Act registration statement for the same offering. [_]
   If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

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
                                                    Proposed
                                                     Maximum
                                                    Aggregate
       Title of Each Class of        Amount to be   Offering      Amount of
    Securities To Be Registered      Registered(2)  Price(3)   Registration(4)
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
Common Stock, no par value per
 share(1)...........................   8,397,313   $12,092,131    $3,193.00

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(1) Each share of Registrant's common stock includes a share purchase right for preferred stock under the Registrant's Shareholder Rights Agreement dated as of February 22, 1999.

(2) Maximum number of shares of Common Stock of Charles & Colvard to be sold to current holders of its Common Stock in this rights offering.

(3) Calculated in accordance with Rule 457(o) based on the estimated maximum aggregate offering price of the Common Stock.

(4) Previously Paid.

                                --------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
   The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

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


               SUBJECT TO COMPLETION, DATED JANUARY 12, 2001

PROSPECTUS

                            CHARLES & COLVARD, LTD.

                     7,200,979 Shares of Common Stock

   We are offering 7,200,979 shares of common stock to our shareholders who owned shares of our common stock as of the close of business on January 12, 2001, the record date.

  . You will receive, at no cost, a subscription right to purchase one share of common stock for each share of our common stock you own on the record date.

  . The subscription price for your right is $    per share.

  . We will not issue fractional shares of common stock, and we will not pay cash in place of fractional shares.

  . The rights are exercisable beginning on the date of this prospectus and
    continuing until 5:00 p.m., Eastern Standard Time, on February   , 2001,
    the expiration date, unless extended.

  . If you want to participate in this offering, you should submit your subscription documents and payments to the subscription agent or to your broker or bank and allow a sufficient number of days to ensure delivery
    to the subscription agent and clearance of payment prior to February   ,
    2001.

  . All subscriptions will be held in escrow by our subscription agent, First
    Union National Bank, until the expiration date.

  . Your rights are not transferable.

  . The rights will not be listed for trading on any stock exchange.

  . We reserve the right to cancel this offering at any time before the expiration date.

   There is no minimum number of shares that we must sell in order to complete this offering. Shareholders who do not participate in this offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in this offering.

   Our common stock is quoted for trading on The Nasdaq National Market under
the trading symbol "CTHR." The closing price of our common stock on January   ,
2001 was $    per share.

                                                                       Proceeds
                                                                      to Charles
                                                         Subscription     &
                                                         Rights Price Colvard(1)
                                                         ------------ ----------
Per Share...............................................    $           $
Total...................................................

--------

(1) Before deducting expenses payable by us, estimated to be $150,000.

   See "Risk Factors" commencing on page 6 for a discussion of certain factors that you should consider before purchasing our common stock.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is January   , 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers About Charles & Colvard..............................   1
Questions and Answers About the Rights Offering............................   1
A Warning About Forward--Looking Statements................................   5
Risk Factors...............................................................   6
Risks Related to our Business..............................................   6
Risks Related to our Common Stock..........................................  11
Risks Relating to Rights Offering..........................................  13
Use of Proceeds............................................................  14
The Rights Offering........................................................  14
If You Have Questions......................................................  20
Plan of Distribution.......................................................  21
Experts....................................................................  21
Legal Matters..............................................................  21
How To Find Additional Information.........................................  21

                               ----------------

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This document may be used only where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus.

   On this prospectus, all references to "Charles & Colvard," "we," "us," and "our" refer to Charles & Colvard, Ltd., unless indicated otherwise.

   The stylized logo for "Charles & Colvard Created Moissanite" is a trademark of Charles & Colvard. This prospectus may contain certain other trademarks and service marks of other parties.

                                    SUMMARY

   This section answers in summary form some questions you may have about Charles & Colvard, Ltd. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "How To Find Additional Information."

                 QUESTIONS AND ANSWERS ABOUT CHARLES & COLVARD

WHAT IS CHARLES & COLVARD?

   Charles & Colvard, Ltd. (formerly C3, Inc.), a North Carolina corporation, manufactures, markets and distributes Charles & Colvard created moissanite jewels ("moissanite" or "moissanite jewels") for sale in the worldwide jewelry market. Moissanite, also known by its chemical name, silicon carbide (SiC), is a rare, naturally occurring mineral found primarily in meteorites. As the sole manufacturer of scientifically-made moissanite jewels, we create a unique brand image which positions moissanite as a jewel in its own right, distinct from all other jewels based on its fire, brilliance, luster, durability and rarity. See "How To Find Additional Information" (page 20).

WHERE ARE WE LOCATED?

   Our principal executive office is located at: 3800 Gateway Boulevard, Suite 310, Morrisville, North Carolina 27560.

   Our telephone number is (919) 468-0399.

WHEN WERE WE FORMED?

   We were formed in June 1995 as a North Carolina corporation.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

   We are distributing to you, at no charge, a subscription right to purchase one share of common stock for every share of common stock that you owned on January 12, 2001. Each subscription right entitles you to purchase one share of
common stock for $      , subject to the terms of this rights offering. When
you "exercise" a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

WHAT IS A RIGHTS OFFERING?

   A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to your existing interest, which enables you to maintain your current percentage ownership interest in us.

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

   The basic subscription privilege of each subscription right entitles you to
purchase one share of our common stock at a subscription price of $   .

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

   We do not expect that all of our shareholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our shareholders, we are providing for the subscription for those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not
acquired by other holders of rights at the same subscription price of $   per
share.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

   We will only issue 7,200,979 shares of common stock in the rights offering. The number of shares available for over-subscription privileges will be 7,200,979 minus the number of shares purchased upon exercise of all basic subscription privileges. The number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders would beneficially own 20% or more of the Company's common stock outstanding after the offering.

   If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state or foreign securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

   We are offering the subscription rights to our current shareholders in order to raise additional working capital. Our cash and cash equivalents have decreased from approximately $13.2 million at December 31, 1999 to approximately $4.1 million at September 30, 2000. Additional funds would improve our liquidity. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. This option provides each shareholder the opportunity to avoid dilution of their ownership interest. Of course, we cannot assure you that we will not need to seek additional financing in the future.

HOW MUCH MONEY WILL CHARLES & COLVARD RECEIVE FROM THE RIGHTS OFFERING?

   Our gross proceeds from the rights offering depends on the number of shares that are purchased. If we sell all 7,200,979 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive
proceeds of $         , before deducting expenses payable by us, estimated to
be $150,000.

ARE THERE ANY PURCHASE COMMITMENTS IN THE RIGHTS OFFERING?

   As of the date of this prospectus, certain directors and officers and other
shareholders have committed to purchase up to an aggregate of        shares of
common stock pursuant to the offering which would provide the Company with a
minimum subscription amount and gross proceeds of $        . To effect this
commitment, each of these purchasers have individually agreed to exercise his basic subscription privilege in full and to subscribe for additional shares pursuant to the over-subscription privilege.

HOW MANY SHARES MAY I PURCHASE?

   You will receive one subscription right for each share of common stock that you owned on January 12, 2001. We will not distribute fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one
share of common stock for $     . If you exercise all of the subscription
rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed subscription certificate, you may
request to purchase as many additional shares as you wish for $     per share.
Subject to the terms of the offering, we intend to honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state or foreign securities laws. In addition, the number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders would own 20% or more of the Company's common stock outstanding after the offering.

HOW DID WE ARRIVE AT THE $     PER SHARE PRICE?

   In determining the price at which a share of common stock may be purchased in this rights offering, we considered several factors including the historic and current market price of the common stock, our business prospects, our recent history of losses, general conditions in the securities market, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription
price. The subscription price represents approximately a     from the market
price of the common stock immediately prior to the date of this prospectus.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

   You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Eastern Standard Time, on February
  , 2001. The address for the Subscription Agent is on page 19. Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase. Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of uncertified personal check, we urge you to make payment
sufficiently in advance of February   , 2001 to ensure that payment is received
and clears before that date. If your shares are held in the name of your bank or broker, you must contact your bank or broker if you wish to participate in this offering.

HOW LONG WILL THE RIGHTS OFFERING LAST?

   You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5 P.M., EASTERN
STANDARD TIME, ON FEBRUARY   , 2001, YOUR SUBSCRIPTION RIGHTS WILL EXPIRE. We
may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND?

   No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to
purchase additional shares of common stock at a price of $     per share.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

   The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

   You will retain your current number of shares of common stock in Charles & Colvard even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of Charles & Colvard that you own will diminish, and your relative voting rights and economic interests will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

   No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

   No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?

   The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

WHEN WILL I RECEIVE MY NEW SHARES?

   If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after
February   , 2001. Subject to state or foreign securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

CAN WE CANCEL THE RIGHTS OFFERING?

   Yes. Our Board of Directors may cancel the rights offering at any time on or
before February   , 2001, for any reason. If we cancel the rights offering, any money received from shareholders will be refunded promptly, without interest.

HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?

   We will use the proceeds from the rights offering for additional working capital to fund operations.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

   The number of shares of common stock that will be outstanding after the rights offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 7,200,979 new shares of common stock during the rights offering. In that case, we will have approximately 14,401,958 shares of common stock outstanding after the rights offering.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

   These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in "Risk Factors" (page 6).

                                  RISK FACTORS

   You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

We have sustained operating losses since inception, we have an accumulated deficit and we may not achieve profitability.

   We incurred substantial operating losses from our inception through September 30, 2000, with an accumulated deficit of $21,636,507 as of September 30, 2000. Such losses resulted principally from:

  . Slower than anticipated sales growth and market acceptance of moissanite jewels;

  . Greater than anticipated marketing and advertising expenses to achieve sales growth;

  . The costs of development of sales, marketing and distribution channels;

  . Research and development costs for silicon carbide (SiC) crystals and moissanite jewels;

  . Difficulties obtaining SiC crystals from its sole supplier in desired qualities, sizes and volume; and

  . Growth in general and administrative expenses until recent periods.

   We may incur significant operating losses in the future as we continue our marketing, sales, distribution and other strategic efforts. There can be no assurance that we will be able to successfully commercialize our products or that profitability will be achieved or, if achieved, that such profitability will be sustained.

If we cannot maintain adequate operating capital, our business will suffer.

   We have substantially less liquidity today than we had on December 31, 1999. At September 30, 2000, our cash and cash equivalents have decreased to approximately $4.0 million. A continuation of operating losses may eliminate our remaining cash balances during 2001. On a going forward basis, operations may not provide sufficient internally generated cash flows to meet our projected requirements. In order to achieve positive cash flows, the Company has implemented plans designed to improve sales, effectively manage its overhead costs, advertising expenditures and other expenses, as well as reduce raw material purchases and existing inventories. However, the Company may not achieve these goals and we cannot assure you that we will be able to continue to finance our operations, even if we sell all of the shares that we are offering in the rights offering.

Other sources for the needed capital have not yet been identified and may not be available.

   Although the Company has received commitments from certain directors, officers and other shareholders to subscribe for an aggregate of
shares in this offering to generate gross proceeds of $          , we may not
be able to raise the maximum amount of capital we hope to raise by this rights offering. Even if we sell all of the shares that we are offering, the net proceeds from this rights offering, combined with internally generated cash, may not be sufficient to enable us to market moissanite jewels and conduct operations, in which event we will have to seek additional capital from other sources. The Company has been unsuccessful in securing other means of financing in recent periods and we may not be successful in obtaining financing in future periods. To the extent, if any, that we are able to obtain equity capital from other sources, the issuance of more shares of stock may dilute the economic interest of then current shareholders and will dilute their voting interests. To the extent, if any, that we are able to obtain debt financing, the terms of such financing may be expensive and may subject us to covenants that materially restrict us.

We overbuilt our inventory position.

   During 1999 and 2000, we overbuilt our inventory position in anticipation of substantially greater sales growth than we have experienced to date. As of September 30, 2000, the Company's inventories were approximately $21.4 million. This has placed a serious drain on our cash resources and will continue to do so unless we can effectively manage future growth of inventories by reducing purchases of raw materials from our supplier and by increasing sales. If and to the extent that we determine that the asset value of our inventory is less than its book value, it will be necessary for us to charge the reduction in asset value of such inventory against our earnings.

Our business operations could be adversely affected if we do not manage our growth effectively.

   We have experienced rapid growth in sales and such growth may continue in the future if the commercialization of moissanite jewels is successful. During 2000, the Company shifted its distribution and advertising strategy to place more emphasis on marketing through jewelry distributors and to control advertising and overhead expenditures. Periods of rapid growth place a significant strain on our personnel and other resources, particularly when the Company needs to manage its liquidity and cash expenditures carefully. Our strategy will require us to achieve rapid growth while curtailing expenditures and motivating our employee base. We also will be required to manage multiple relationships with various customers and other third parties. Our executive officers have limited prior experience in managing rapidly growing businesses under these circumstances. If we are unable to manage growth effectively, our business, financial condition and results of operations would be materially adversely affected.

We have a limited operating history which may impact our ability to achieve market acceptance of our products and our ability to produce our products.

   We incorporated in June 1995, and we were in the developmental stage through June 30, 1998. We are in the process of commercializing moissanite jewels, building consumer brand awareness and growing distribution channels for our jewels. The timing or existence of any significantly increased revenues is dependent on market acceptance of moissanite jewels, increasing distribution and sales, and continued improvements in the yield of jewels in the qualities, sizes and volumes desired from each SiC crystal. Our business is also subject to risks inherent in rapid increases in sales and production levels. Likewise, our products are subject to risks inherent in the development and marketing of new products, including unforeseen design, manufacturing or other problems or failure to develop market acceptance. Failure by us to expand distribution and achieve market acceptance of our products or to develop the ability to produce our products in higher quantities and qualities would have a material adverse effect on our business, operating results and financial condition. Accordingly, our prospects must be considered in light of the risks and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies, operating in the early stages of manufacturing and distributing unproven products.

Our future financial performance depends upon consumer acceptance of our products which is unproven at this time.

   We believe that many retail jewelers and most consumers are not generally aware of the existence and attributes of moissanite jewels. The market for moissanite jewels among retail jewelers and consumers is in the early stages of development as we shipped approximately 50,000 carats during the first nine months of 2000. As is the case with any new product, market acceptance and demand are subject to a significant amount of uncertainty. Our future financial performance will depend upon greater consumer acceptance of the Company's moissanite jewels as distinct from all other jewels based on their fire, brilliance, luster, durability and rarity. In addition, consumer acceptance may be impacted by retail jewelers' and jewelry manufacturers' acceptance of moissanite jewels. We market loose jewels which jewelry distributors, manufacturers and retailers set in jewelry which in turn is then further distributed or sold to consumers. The quality, design and workmanship of the jewelry settings selected by retail jewelers, which is not within our control, could impact the consumer's perception and acceptance of our jewels. Thus, our future financial performance may be impacted by:

  . The willingness and ability of our jewelry distributors and other jewelry suppliers, manufacturers and designers to market and promote moissanite jewels to the retail jewelry trade;

  . The willingness of distributors, retailers and others in the channel of distribution to purchase loose moissanite jewels and the willingness of manufacturers, designers and retail jewelers to undertake setting of the loose jewels;

  . The ability of manufacturers, designers and retail jewelers to select jewelry settings that encourage consumer acceptance of and demand for our jewels;

  . The ability of jewelry manufacturers and retail jewelers to set loose moissanite jewels in jewelry with high quality workmanship; and

  . The ability of retail jewelers to effectively market and sell moissanite jewelry to consumers.

   If our products do not receive greater market acceptance, our business, operating results and financial condition would be materially adversely affected.

We are substantially dependent on the distribution of our jewels in North America through Stuller Settings, Inc. and Rio Grande.

   In March 2000, we entered into distribution agreements with two of the largest national wholesale distributors, Stuller Settings, Inc. and Rio Grande, for distribution of moissanite jewels throughout the entire North American market. There is no assurance, however, that our distribution arrangements with Stuller and Rio Grande will sufficiently increase sales. Although we entered into arrangements with certain jewelry manufacturers which contemplate the distribution of moissanite jewelry to United States jewelry retailers, we anticipate that the vast majority of moissanite jewels sold by us in North America will be distributed through Stuller and Rio Grande. Therefore, we are substantially dependent upon Stuller and Rio Grande for distribution of moissanite jewels in North America.

   Historically, the North American market has accounted for a substantial portion of our moissanite jewel sales. In the event that our distribution arrangements with Stuller and Rio Grande fail to maintain and increase the current level of North American sales, our revenues would be materially adversely affected.

We have limited channels by which our jewelry can be distributed.

   We began shipping moissanite to jewelry retailers in June 1998, which grew to 237 locations primarily concentrated in certain cities along the eastern seaboard, Texas and California by the end of 1999. While repeat sales (three or more purchases) have been made to over 850 jewelry retailers since March 2000, we are emphasizing expanding the domestic distribution of moissanite jewels through the distribution agreements with Stuller and Rio Grande and agreements with jewelry manufacturers and jewelry designers. There can be no assurance that we will be successful in expanding distribution through such agreements. Neither can there be any assurance that we will be able to enter into additional agreements with other distributors, manufacturers or designers on terms acceptable to us or that such other distributors will be successful in their efforts to market our jewels to retailers or consumers. The inability to achieve our desired distribution of moissanite jewels or our inability to successfully market moissanite jewels to jewelers or consumers would have a material adverse effect on our business, operating results and financial condition.

We are subject to certain risks due to our international distribution channels and vendors.

   Charles & Colvard created moissanite jewels are currently being distributed in substantially all of Western Europe and certain territories in Southeast Asia. We currently have a total of approximately 30 distributors internationally. We intend to expand the number of international markets for our products. In addition, we expect to continue to use certain companies based outside the United States to facet our moissanite jewels. Due to our reliance on development of foreign markets and use of foreign vendors, we are subject to the risks of conducting business outside of the United States. These risks include unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses, tariffs and other trade barriers and restrictions and the burdens of complying with a variety of foreign laws and other factors beyond our control. Additionally, while all foreign transactions are denominated in U.S. dollars, foreign currency fluctuations could impact demand for our products or the ability of our foreign suppliers to continue to perform. We are also subject to general geopolitical risks in connection with our international operations, such as political, social, religious and economic instability, potential hostilities and changes in diplomatic and trade or business relationships. Further, some of these distributors operate relatively small businesses and may not have the financial stability to assure their continuing presence in their markets. There can be no assurance that the foregoing factors will not adversely affect our operations in the future or require us to modify our anticipated business practices.

We currently depend upon a single source for the supply of SiC crystals

   We currently depend on a single source, Cree Inc. (Cree), for the supply of SiC crystals. Cree has certain proprietary rights relating to its process for growing large single crystals of SiC and its process for growing colorless SiC crystals. Under our Exclusive Supply Agreement with Cree, we are obligated to buy from Cree, and Cree is obligated to sell to us, 50%, by dollar volume, of our requirements for SiC material for the production of gemstones in each calendar quarter. Although we are only required to purchase 50% of our SiC requirements from Cree, we do not currently believe that any other SiC producer could readily supply crystals in the qualities, sizes and volumes needed for our products. Therefore, at the present time, we are wholly dependent on Cree as our sole source for our principal raw material.

   While Cree has improved its production processes and is currently producing SiC crystals sufficient to meet the Company's requirements, the Company experienced difficulties in the past in obtaining crystals from Cree in the quality, sizes and volumes that it desired. The Company from time to time enters into purchase agreements with Cree with respect to the specific timing, pricing and other terms of future delivery of SiC crystals and our purchase commitments. As a result of an accelerated improvement in quality in 1999 at the same time that the Company experienced sales growth that was slower than it anticipated, the Company's inventories significantly increased pursuant to its prior purchase commitments. There can be no assurance that Cree will be able to continue to produce and supply the Company with raw materials of sufficient quality, sizes and volumes nor that the Company will negotiate purchase commitments that enable it to manage its inventories and raw material costs effectively.

We rely upon our ability to protect our intellectual property.

   We have been issued U.S. product and method patents for moissanite jewels under which we have broad, exclusive rights to manufacture, use and sell moissanite jewels in the United States. We have applications pending in a number of foreign jurisdictions for these same patents. We believe that these patents create substantial technological barriers to our potential competitors. We also have other patents and patent applications pending related to certain methods of producing moissanite jewels and related technologies. There can be no assurance that any other patents will be granted or that any issued patent will have any commercial or competitive value.

   At the present time, we are also dependent on Cree's technology for the production of SiC crystals. Cree is exclusively licensed to use a patent concerning a process for growing large single crystals of SiC, has certain patents of its own relating to growth of large single crystals of SiC and has a patent for a process for growing colorless SiC crystals.

   There can be no assurance that any patents issued to or licensed by or to us or Cree will provide any significant commercial protection to us or Cree, that we or Cree will have sufficient resources to prosecute our respective patents or that any patents will be upheld by a court should we, Cree or Cree's licensor seek to enforce our respective rights against an infringer. The existence of valid patents does not prevent other companies from independently developing competing technologies. Existing producers of SiC or others may refine existing processes for growing SiC crystals or develop new technologies for growing large single crystals of SiC or colorless SiC crystals in a manner that does not infringe patents owned or licensed by or to us or Cree. In addition, existing producers of SiC, existing producers of other synthetic or natural gemstones or other parties may develop new technologies for producing moissanite jewels in a manner that does not infringe patents owned or licensed by or to us or Cree.

   As a result of the foregoing factors, existing and potential competitors may be able to develop products that are competitive with or superior to our products, and such competition could have a material adverse effect on our business, operating results and financial condition.

Our success depends upon our ability to identify, reach agreements with and work successfully with third parties.

   In addition to our current dependence on Cree and on third party distribution channels, our prospects depend upon our ability to identify, reach agreements with and work successfully with other third parties. In particular, we rely on third parties to facet our jewels. Faceting moissanite jewels requires different techniques than faceting diamond and other gemstones. There can be no assurance that we can maintain our relationships with our faceting vendors on terms satisfactory to us or that faceting vendors will continue to be able to provide faceting services in the quality and quantities required by us or that we will be able to find suitable replacements if we are unable to maintain such relationships. Our failure to achieve any of the above would have a material adverse effect on our business, operating results and financial condition.

Governmental regulation and oversight might adversely impact our operations.

   We are subject to governmental regulations in the manufacture and sale of moissanite jewels. In particular, the Federal Trade Commission has the power to restrict the offer and sale of products that could deceive or have the tendency or effect of misleading or deceiving purchasers or prospective purchasers with regard to the type, kind, quality, character, origin or other characteristics of a diamond. We may be under close scrutiny both by governmental agencies and by competitors in the gemstone industry, any of which may challenge our promotion and marketing of our moissanite jewel products. If our production or marketing of moissanite jewels is challenged by governmental agencies or competitors, or if regulations are issued that restrict our ability to produce and market our products, our business, operating results and financial condition could be materially adversely affected.

Our reputation amongst jewelers and consumers could be damaged if low-quality gemstones or synthetics are marketed as moissanite.

   If market acceptance of our products continues to grow, it is possible that low-quality gemstones or other synthetics could be marketed as moissanite. The sale of low-quality products as moissanite could damage the perception of moissanite as a unique jewel that compares favorably to other fine gemstones like diamond, ruby and emerald. This could damage our reputation among retail jewelers and consumers and result in a loss of consumer confidence in our products. The introduction of low-quality imitation moissanite jewels and our inability to limit the adverse effects thereof could have a material adverse effect on our business, operating results and financial condition.

The success of our operations depends in part upon attracting and retaining key personnel.

   Our success depends in part upon retaining the services of certain executive officers and other key employees. We have entered into employment agreements with our Chief Executive Officer and President, Robert S. Thomas, Chief Financial Officer, Mark W. Hahn, Director of Manufacturing, Earl R. Hines, Director of Domestic Sales, Mark D. Scanlan and Director of International Sales, Joseph Ambar. We do not maintain "key man" life insurance policies on any of our executive officers or key employees. The loss of the services of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition.

   Due to our early stage of development, we are also dependent on our ability to recruit, retain and motivate personnel with technical, manufacturing and gemological skills. There are a limited number of personnel with these qualifications and competition for such personnel is intense. The inability to attract and retain additional qualified personnel would materially adversely affect our business, operating results and financial condition.

RISKS RELATED TO OUR COMMON STOCK

Our Common Stock price has been and may continue to be volatile, which could result in substantial losses for individual shareholders who exercise their subscription rights.

   The market price of our common stock ranged between a high sales price of $18.00 per share and a low sales price of $.875 since the Company's initial public offering in 1997 and may continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

  . Actual or anticipated variations in our quarterly operating results;

  . Changes in financial estimates by security analysts;

  . Underperformance against analysts' estimates; and

  . Fluctuations in the stock market in general and technology and small capitalization stocks in particular.

   In light of our limited operating history, there is very little data upon which to estimate operating revenues and expenses. Our revenues will be affected by many unpredictable factors, including those discussed elsewhere in this prospectus. We will likely experience substantial quarterly fluctuations in our operating results. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. Moreover, it is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

   The fluctuations in prices and volumes of the stock market in general and stocks of technology companies in particular have been extreme from time to time. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

We do not expect to pay Common Stock dividends.

   We have not paid cash dividends in the past and do not expect to pay cash dividends on our common stock for the foreseeable future. In determining whether to pay dividends, our Board of Directors will consider many factors, including our earnings, capital requirements and financial condition.

The market price of our common shares could decline if we do not meet the requirements for continued listing on NASDAQ.

   Our shares of common stock are traded on the Nasdaq National Market, which has adopted rules that establish criteria for initial and continued listing of securities. To comply with the continued listing criteria of the Nasdaq National Market, a company must comply with at least one of two sets of rules. Under one set of rules, a company must maintain at least $4,000,000 of net tangible assets, have at least 750,000 publicly held shares with a market value of over $5,000,000 and not have a minimum bid price under $1.00 per share. Under another set of rules, a company must maintain a market capitalization of at least $50,000,000, or total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the three most recently completed fiscal years. A market price of our common stock which remains below $1.00 per share or future losses from operations could cause us to fail to meet the Nasdaq listing criteria and result in delisting from the Nasdaq National Market in the future. If our common stock is delisted from the Nasdaq National Market, trading in our common stock could be conducted on the Nasdaq SmallCap Market or on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. If our common stock were delisted from the Nasdaq National Market and were not listed on the Nasdaq SmallCap Market, it would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. Consequently, delisting, if it occurred, could affect the ability of shareholders to sell their common stock in the secondary market. The restrictions applicable to shares that are de-listed, as well as the lack of liquidity for shares that are traded on an electronic bulletin board, may adversely affect the market price of such shares.

Some anti-takeover provisions of our charter documents, agreements and plans may delay or prevent a takeover of our Company.

   A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and the rights of shareholders. Certain of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers that certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. We believe that these provisions are appropriate to protect our interests and all of our shareholders.

   Under the terms of the Exclusive Supply Agreement, we are prohibited from entering into an exclusive marketing or distribution agreement with DeBeers or its affiliates or the Central Selling Organization (the international cartel of diamond producers) or any party whose primary business is the development, manufacture, marketing or sale of diamond gemstones or any non-gemstone and non-jewelry industry competitor of Cree (collectively, the "Prohibited Parties"). The agreement also prohibits us from entering into certain merger, acquisition, sale of assets, or similar transactions with a Prohibited Party. These provisions of the Exclusive Supply Agreement could limit the price that third parties might be willing to pay in the future for some or all of the shares of our common stock. In addition, this agreement could prevent us from entering into certain potentially profitable transactions with Prohibited Parties.

   On February 21, 1999, we adopted a Shareholder Rights Plan under which all shareholders of record as of March 8, 1999, received rights to purchase shares of a new series of Preferred Stock. Each share of common stock issued after March 8, 1999 has received the same rights and, unless these rights become exercisable, each share of common stock issued pursuant to this prospectus will receive the same rights.

   The Rights Plan is designed to enable all of our shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire us. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

   The rights, which expire in 2009, will be exercisable only if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of the common stock. If a person or group acquires 20% or more of our common stock, all shareholders except the purchaser will be entitled to acquire our common stock at a 50% discount. The effect will be to discourage acquisitions of more than 20% of our common stock without negotiations with the Board.

   The rights will trade with our common stock, unless and until they are separated upon the occurrence of certain future events. Our Board of Directors may redeem the rights prior to the expiration of a specified period following the acquisition of more than 20% of our common stock.

RISKS RELATING TO RIGHTS OFFERING

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock.

   This rights offering is designed to allow all current shareholders to purchase additional shares of common stock at a discount from the market price of the stock on the date the rights are offered. The purpose of this structure is to enable us to raise capital while allowing current shareholders to maintain their relative proportionate voting and economic interest. To the extent that current shareholders do not exercise their subscription rights and shares are purchased by other shareholders in the rights offering, the proportionate voting interest of the non-exercising shareholders will be reduced, and the percentage that their original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

The price of our common stock may decline before or after the subscription rights expire.

   We cannot assure you that the public trading market price of our common stock will not decline below the subscription price after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

Once you exercise your subscription rights, you may not revoke the exercise.

   Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

The subscription price is not an indication of the value of our company.

   The subscription price was set by us after considering a variety of factors, including the desire to encourage full shareholder participation in this rights offering by setting an exercise price below the current market price of the common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our present or future value. We have
established the subscription price at approximately a      from the current
market price of the common stock to encourage all shareholders to exercise their subscription rights and thereby raise capital without diluting the interests of current shareholders. We have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

                                USE OF PROCEEDS

   If all shares being offered pursuant to this rights offering are sold, we estimate that the proceeds to Charles & Colvard will be approximately $ before the fees and expenses related to this offering. The net proceeds will be used for working capital purposes.

                            RECENT DEVELOPMENTS

   While the results for the fourth quarter of 2000 have yet to be finalized, we shipped approximately 18,600 carats of moissanite during the quarter, approximately 26% more than in the same period of 1999. Domestic carat shipments increased 65% while international shipments decreased due, in part, to the strong dollar. We expect dollar sales for the quarter to be approximately the same as for the fourth quarter of 1999, reflecting volume discounts offered to domestic distributors. We have continued to incur operating losses in the fourth quarter of 2000 and expect to report an increased loss for the quarter, as compared to fourth quarter 1999, primarily as a result of prepaid advertising expenditures paid in the third quarter of 2000 and accrued in the fourth quarter of 2000. Our cash and cash equivalents as of December 31, 2000 were approximately $3.7 million.

   We also have entered into a letter agreement with Cree with respect to purchases in 2001. Under the terms of the agreement, we will be obligated to purchase SiC crystals for 2001 only upon issuance and Cree's acceptance of purchase orders. We currently have no purchase commitments.

                              THE RIGHTS OFFERING

BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

THE SUBSCRIPTION RIGHTS

   We are distributing non-transferable subscription rights to shareholders who owned shares of our common stock on January 12, 2001, at no cost to the shareholders. We will give you one subscription right for each share of common stock that you owned on January 12, 2001. Each subscription right will entitle
you to purchase one share of common stock for $     . If you wish to exercise
your subscription rights, you must do so before 5 P.M., Eastern Standard Time,
on February   , 2001. After that date, the subscription rights will expire and will no longer be exercisable unless the offering is extended.

BASIC SUBSCRIPTION PRIVILEGE

   Each subscription right will entitle you to receive, upon payment of $     ,
one share of common stock. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon
as practicable after February   , 2001, whether you exercise your subscription
rights immediately prior to that date or earlier.

OVER-SUBSCRIPTION PRIVILEGE

   Subject to the allocation described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, we will allocate the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges who have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing shareholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state or foreign securities laws, we may not be able to honor all over-subscription privileges even if we have shares available. The number of shares available under the over-subscription privilege to any one shareholder or group of shareholders may be reduced by the Company if any such shareholder or group of shareholders would beneficially own 20% or more of the Company's common stock outstanding after the offering.

PURCHASE COMMITMENTS

   As of the date of this prospectus, certain directors, officers and other
shareholders have committed to purchase up to an aggregate of        shares of
common stock pursuant to the offering which would provide the Company with a
minimum subscription amount and gross proceeds of $      . To effect this
commitment, each of these purchasers have individually agreed to exercise his basic subscription privilege in full and to subscribe for additional shares pursuant to the over-subscription privilege as follows:

                    Basic Subscription   Over-Subscription
Name and Position       Commitment          Commitment       Total Commitment
-----------------   ------------------   -----------------   ----------------

NO RECOMMENDATION

   We are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

EXPIRATION DATE

   The rights will expire at 5:00 p.m., Eastern Standard Time, on February   ,
2001, unless we decide to extend the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

WITHDRAWAL RIGHT

   Our Board of Directors may withdraw the rights offering in its sole
discretion at any time prior to or on February   , 2001, for any reason
(including, without limitation, a change in the market price of the common stock). If we withdraw the rights offering, any funds you paid will be promptly refunded, without interest or penalty.

DETERMINATION OF SUBSCRIPTION PRICE

   Our Board of Directors chose the $     per share subscription price after
considering a variety of factors, including the following:

  -- the historic and current market price of the common stock;

  -- our business prospects;

  -- our history of losses;

  -- general conditions in the securities market;

  -- our need for capital;

  -- alternatives available to us for raising capital;

  -- the amount of proceeds desired;

  -- pricing of similar transactions;

  -- the liquidity of our common stock;

  -- the level of risk to our investors; and

  -- the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

   The $     per share subscription price should not be considered an
indication of the actual value of Charles & Colvard or of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a
price equal to or greater than $     per share.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

   Both the basic subscription rights and over-subscription rights are non-transferable and non-assignable. Only you may exercise these rights.

EXERCISE OF SUBSCRIPTION RIGHTS

   You may exercise your subscription rights by delivering to the Subscription
Agent on or prior to February   , 2001:

  -- A properly completed and duly executed subscription certificate;

  -- Any required signature guarantees; and

  -- Payment in full of $      per share for the shares of common stock
     subscribed for by exercising your basic subscription rights and, if desired, your over-subscription rights.

   You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." Registered mail or overnight delivery is recommended. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights. If you choose to wire transfer funds for payment, you are urged to send your subscription certificate by overnight delivery no later than the date of your wire transfer to assure proper matching with your payment and, in any
event, in time for delivery on or prior to February   , 2001. In addition, you
are requested to provide the name, ABA routing number of the originating bank and the date of your wire transfer on your subscription certificate.

METHOD OF PAYMENT

   Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of First Union National Bank, as Subscription Agent. Payment for basic subscription rights and over-subscription rights may also be effected through wire transfer as follows:

   Bank Name:First Union National Bank

   ABA Routing #: 0530-00219

   For Credit DDA: 5000000025527

   For further credit: Reorganization Department

                Corporate Trust Operations, 1153

                Re: (name of registered holder)

   Payment will be deemed to have been received by the Subscription Agent only upon:

     (A) clearance of any uncertified check;

     (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order;

     (C) receipt by the Subscription Agent of any funds transferred by wire transfer; or

     (D) receipt of funds by the Subscription Agent through an alternative payment method approved by Charles & Colvard.

   Please note that funds paid by uncertified personal check may take at least ten business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance
of February   , 2001, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier's check, money order or wire transfer.

GUARANTEED DELIVERY PROCEDURES

   If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to
February   , 2001, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

     (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to
  February   , 2001;

     (2) You send, and the Subscription Agent receives, on or prior to
  February   , 2001, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three Nasdaq National Market trading days following the date of the notice of guaranteed delivery; and

     (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three Nasdaq National Market trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (704) 590-7628. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEE

   Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

SHARES HELD FOR OTHERS

   If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions.

AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS

   If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

     (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

     (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

     (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration).

   Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

   We will not be required to issue you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

STATE AND FOREIGN SECURITIES LAWS

   The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the rights offering. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

OUR DECISION REGARDING CERTAIN MATTERS BINDING ON YOU

   All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither Charles & Colvard nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION

   After you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

   Assuming we issue all of the shares of common stock offered in the rights offering, approximately 14,401,958 shares of common stock will be issued and outstanding. This would represent a 100% increase in the number of outstanding shares of common stock. IF YOU DO NOT EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE IF SHARES ARE PURCHASED IN THE RIGHTS OFFERING.

FEES AND EXPENSES

   We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Charles & Colvard nor the Subscription Agent will pay such expenses.

SUBSCRIPTION AGENT

   We have appointed our transfer agent, First Union National Bank, as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

     First Union National Bank

     Corporate Trust Operations

     Attention: Corporate Actions
     1525 West W.T. Harris Boulevard, 3C3
     Charlotte, North Carolina 28262-1153

   The Subscription Agent's telephone number is (704) 590-7414 and its facsimile number is (704) 590-7628. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay a fee of $6,500 plus certain expenses of the Subscription Agent. We have also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the rights offering.

                                   IMPORTANT

   PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT
AND CLEARANCE OF PAYMENT PRIOR TO FEBRUARY   , 2001. BECAUSE UNCERTIFIED
PERSONAL CHECKS MAY TAKE AT LEAST TEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER.

                             IF YOU HAVE QUESTIONS

   If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Mark W. Hahn, of Charles & Colvard, at:

                       3800 Gateway Boulevard, Suite 311
                       Morrisville, North Carolina 27560
                            Telephone (919) 468-0399

                              PLAN OF DISTRIBUTION

   On or about January   , 2001, we will distribute the subscription rights,
subscription certificates and copies of this prospectus to individuals who owned shares of common stock on January 12, 2001. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the Subscription Agent, First Union National Bank, at the address on page 19. If you have any questions, you should contact our Chief Financial Officer, Mark W. Hahn, at the telephone number and address on page 19.

   We estimate that our total expenses in connection with the rights offering will be $150,000.

                                    EXPERTS

   The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina, will pass on the validity of the issuance of the shares of our common stock offered by this prospectus for us. A member of Womble Carlyle Sandridge & Rice, PLLC owns 25,100 shares of our common stock.

                       HOW TO FIND ADDITIONAL INFORMATION

   Charles & Colvard files annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                        7 World Trade Center, Suite 1300
                               New York, NY 10048

                      500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), located on the SEC's web site (http://www.sec.gov).

   Also, we will provide you (free of charge) with any of our documents filed with the SEC. To get your free copies, please call or write to Charles & Colvard at:

                       3800 Gateway Boulevard, Suite 310
                            Morrisville, N.C. 27560
                       Attention: Chief Financial Officer
                           Telephone: (919) 468-0399

   We have filed a registration statement with the SEC on Form S-3 with respect to the rights offering. This prospectus is a part of the registration statement, but the prospectus does not repeat important information that

                             7,200,979 Shares

                            CHARLES & COLVARD, LTD.

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                             January   , 2001

   You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the fees and expenses incurred by Charles & Colvard, Ltd. in connection with the issuance and distribution of the securities being registered.

   Securities and Exchange Commission registration fee................ $  3,193
   Nasdaq National Market additional listing fee...................... $ 17,500
   Accountants' fees and expenses*.................................... $ 37,500
   Blue Sky Fees and Expenses*........................................ $  5,000
   Legal fees and expenses*........................................... $ 50,000
   Subscription Agent's fees and expenses*............................ $  7,500
   Printing and engraving expenses*................................... $ 25,000
   Miscellaneous*..................................................... $  4,307
                                                                       --------
     Total Expenses................................................... $150,000
                                                                       ========
     *Estimated

Item 15. Indemnification of Directors and Officers

   Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that
(i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense and it is determined as provided by statute that the director or officer meets a certain standard of conduct, but the corporation may not indemnify a director or officer if he is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

   The Registrant's bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of the Registrant and
(ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

   The Registrant's articles of incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

   In connection with this offering, the Registrant intends to obtain directors' and officers' liability insurance, under which any controlling person, director or officer of the Registrant will be insured or indemnified against certain liabilities which he may incur in his capacity as such.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

   Exhibit
     No.                                Description
   -------                              -----------
    4.1    Amended and Restated Articles of Incorporation of Charles & Colvard,
           Ltd. which is hereby incorporated by reference to Exhibit 3.1 to the
           Registration Statement on Form S-1 of C3, Inc. (File No. 333-36809).

    4.2    Articles of Amendment of Charles & Colvard, Ltd., as filed with the
           Secretary of State on February 23, 1999, which is hereby incorporated by reference to Exhibit 3.2 to the Form 10-K for the Fiscal Year Ended December 31, 1998 of C3, Inc. (File No. 0-23329).

    4.3    Articles of Amendment of Charles & Colvard, Ltd., as filed with the
           Secretary of State on May 17, 2000, which is hereby incorporated by reference to Exhibit 3.4 to the Form 10-Q for the Fiscal Quarter
           Ended June 30, 2000 (File No. 0-23329).

    4.4 Amended and Restated Bylaws of Charles & Colvard, Ltd. which is hereby incorporated by reference to Exhibit 3.2 to the Registration
           Statement on Form S-1 of C3, Inc. (File No. 333-36809).

    4.5 Shareholders Rights Agreement, dated as of February 22, 1999, which is hereby incorporated by reference to Exhibit 3.2 of the Company's
           Annual Report on Form 10-K for the Fiscal Year Ended December 31,
           1998 (File No. 0-23329).

    5.1    Opinion of Womble Carlyle Sandridge and Rice PLLC

   23.1    Consent of Deloitte & Touche LLP

   *24     Power of Attorney (included in the Signature Page contained in Part
           II of the Registration Statement).

   99.1    Form of Subscription Certificate

   99.2    Instructions on Use of Charles & Colvard, Ltd. Subscription
           Certificate

   99.3    Form of Letter to Shareholders

   99.4    Form of Letter to Brokers

   99.5    Notice of Guaranteed Delivery

   99.6    Form of Agreement of Commitment to Exercise Rights

--------

* previously filed.

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendments is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) That, the registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that: (i) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus tiled as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective. (ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on the 12th day of January, 2001.

                                          Charles & Colvard, Ltd.

                                                  /s/ Robert S. Thomas
                                          By: _________________________________
                                                      Robert S. Thomas
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Robert S. Thomas            Director, President and     January 12, 2001
______________________________________  Chief Executive Officer
           Robert S. Thomas             (Principal Executive
                                        Officer)

         /s/ Mark W. Hahn              Chief Financial Officer,    January 12, 2001
______________________________________  Secretary and Treasurer
             Mark W. Hahn               (Principal Financial and
                                        Accounting Officer)

     /s/ Richard G. Hartigan*          Director                    January 12, 2001
______________________________________
         Richard G. Hartigan

         /s/ Kurt Nassau*              Director                    January 12, 2001
______________________________________
             Kurt Nassau

      /s/ Frederick A. Russ*           Chairman of the Board of    January 12, 2001
______________________________________  Directors
          Frederick A. Russ

      /s/ Barbara Kotlikoff*           Director                    January 12, 2001
______________________________________
          Barbara Kotlikoff


       /s/ Cecil D. Raynor*            Director                    January 12, 2001
______________________________________
           Cecil D. Raynor

       /s/ Ollin B. Sykes*             Director                    January 12, 2001
______________________________________
            Ollin B. Sykes

       /s/ Walter O'Brien*             Director                    January 12, 2001
______________________________________
            Walter O'Brien

       /s/ Robert S. Thomas

*By: ___________________________

        Robert S. Thomas

        Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
   4.1   Amended and Restated Articles of Incorporation of Charles & Colvard,
         Ltd. which is hereby incorporated by reference to Exhibit 3.1 to the
         Registration Statement on Form S-1 of C3, Inc. (File No. 333-36809).

   4.2   Articles of Amendment of Charles & Colvard, Ltd., as filed with the
         Secretary of State on February 23, 1999, which is hereby incorporated by reference to Exhibit 3.2 to the Form 10-K for the Fiscal Year Ended
         December 31, 1998 of C3, Inc. (File No. 0-23329).

   4.3   Articles of Amendment of Charles & Colvard, Ltd., as filed with the
         Secretary of State on May 17, 2000, which is hereby incorporated by reference to Exhibit 3.4 to the Form 10-Q for the Fiscal Quarter Ended
         June 30, 2000 (File No. 0-23329).

   4.4 Amended and Restated Bylaws of Charles & Colvard, Ltd. which is hereby incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of C3, Inc. (File No. 333-36809).

   4.5 Shareholders Rights Agreement, dated as of February 22, 1999, which is hereby incorporated by reference to Exhibit 3.2 of the Company's
         Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998
         (File No. 0-23329).

   5.1   Opinion of Womble Carlyle Sandridge and Rice PLLC.

  23.1   Consent of Deloitte & Touche LLP.

  *24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

  99.1   Form of Subscription Certificate.

  99.2   Instructions on Use of Charles & Colvard, Ltd. Subscription
         Certificate.

  99.3   Form of Letter to Shareholders.

  99.4   Form of Letter to Brokers.

  99.5   Notice of Guaranteed Delivery.

  99.6   Form of Agreement of Commitment to Exercise Rights

--------

* previously filed.